VIP FundsManager 20%, VIP FundsManager 50%, VIP FundsManager 60%, FundsManager 70%, VIP FundsManager 85%:

Effective December 1, 2009, each fund increased the international equity exposure within its target asset allocation to 30% of total equity.

VIP Freedom Income Portfolio, VIP Freedom 2005 Portfolio, VIP Freedom 2010 Portfolio, VIP Freedom 2015 Portfolio, VIP Freedom 2020 Portfolio, VIP Freedom 2025 Portfolio, VIP Freedom 2030 Portfolio, VIP Freedom 2035 Portfolio, VIP Freedom 2040 Portfolio, VIP Freedom 2045 Portfolio, VIP Freedom 2050 Portfolio, VIP Freedom Lifetime Income I Portfolio, VIP Freedom Lifetime Income II Portfolio, VIP Freedom Lifetime Income III Portfolio, VIP Investor Freedom Income Portfolio, VIP Investor Freedom 2005 Portfolio, VIP Investor Freedom 2010 Portfolio, VIP Investor Freedom 2015 Portfolio, VIP Investor Freedom 2020 Portfolio, VIP Investor Freedom 2025 Portfolio, VIP Investor Freedom 2030 Portfolio:

The funds began to increase their target exposure to international equity funds - as a percentage of their total exposure to equity funds - to 30% from approximately 20%. VIP Emerging Markets Portfolio has been added as an underlying fund for each fund.

VIP Asset Manager Portfolio, VIP Asset Manager: Growth Portfolio:

Effective October 2, 2009, the funds increased the international equity exposure within their target asset mix to 30% of total equity. In addition, the funds began investing in a new underlying fund with dedicated exposure to commodities - Fidelity Commodity Strategy Central Fund.